                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (Unaudited)

                                                                                                      December 31,
                                                                                            ---------------------------------
                                                                                                1998        1997       1996
                                                                                            ------------             --------
                                                                                                 (Dollars in Thousands)
Earnings:
  Pre-tax (loss) income...................................................................    $(205,715)   $ 25,801   $ 5,092
  Add:
     Interest and fixed charges...........................................................      125,458      86,836    29,277
     Portion of rent under long-term operating leases representative of an
       interest factor....................................................................            0           0         0
                                                                                              ---------    --------   -------
  Total earnings available for fixed charges..............................................      (80,257)    112,637    34,369
                                                                                              ---------    --------   -------
Fixed charges:
     Interest and fixed charges...........................................................      125,458      86,836    29,277
     Portion of rent under long-term leases representative of an interest
       factor.............................................................................            0           0         0
                                                                                              ---------    --------   -------
  Total fixed charges.....................................................................      125,458      86,836    29,277
                                                                                              ---------    --------   -------
  Deficiency in earnings to cover fixed charges...........................................       80,257          --        --
  Ratio of earnings to fixed charges......................................................           --        1.30      1.17